Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Alphatec Holdings, Inc. and to the incorporation by reference therein of our report dated March 16, 2020, with respect to the consolidated financial statements of Alphatec Holdings, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

August 6, 2020